Exhibit 7

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of March 14, 2021, is entered into by and between Eagle Parent Holdings L.P., a Delaware limited partnership (“Parent”), and SAR Public Holdings, L.L.C., a Delaware limited liability company (the “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, Extended Stay America, Inc., a Delaware corporation (the “Company”), ESH Hospitality, Inc., a Delaware corporation (“Hospitality”), Parent, Eagle Merger Sub 1 Corporation, a Delaware corporation (“MergerCo 1”), and Eagle Merger Sub 2 Corporation, a Delaware corporation (“MergerCo 2”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement and the terms “affiliate” and “person” shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) (i) MergerCo 1 will merge with and into the Company, with the Company surviving such merger and (ii) MergerCo 2 will merge with and into Hospitality, with Hospitality surviving such merger (collectively, the “Mergers”);

WHEREAS, as of the date hereof, the Stockholder is the record and a “beneficial owner” (as used within this Agreement, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote 16,694,265 Paired Common Shares (the “Owned Shares”; the Owned Shares and any additional Paired Common Shares (or any securities convertible into or exercisable or exchangeable for Paired Common Shares) in which the Stockholder acquires record or beneficial ownership after the date hereof and up to the date on which the Requisite Vote is obtained, including by purchase, as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, the parties hereto are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.              Agreement to Vote. Prior to the Termination Date (as defined herein), the Stockholder, in its capacity as a stockholder of the Company and Hospitality, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company or of Hospitality (whether annual or special and whether or not an adjourned or postponed meeting), including the Special Meetings, and in connection with any written consent of the stockholders of the Company or Hospitality or in any other circumstances where a vote of stockholders of the Company or Hospitality is sought, the Stockholder shall:

(a)            when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the adoption of the Merger Agreement and the approval of the Company Merger or Hospitality Merger, as applicable, and any other matters necessary or presented or proposed for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

(c)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares against any Acquisition Proposal and any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or Hospitality under the Merger Agreement or of Stockholder under this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not (A) the Company Merger or any action described above is recommended by the Company Board, (B) the Hospitality Merger or any action described above is recommended by the Hospitality Board or (C) the Company Board, the Hospitality Board or any of their committees have effected an Change of Recommendation.

2.            No Inconsistent Agreements. The Stockholder covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or arrangement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant or permit the grant of a proxy, power of attorney or other authorization or consent with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) enter into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, (iv) take or permit to take any other action that would in any way interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement or (v) knowingly approve or consent to any of the foregoing.

3.            Termination. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such earlier date being referred to herein as the “Termination Date”); provided, that the provisions set forth in this Section 3 and Sections 8-19 shall survive the termination of this Agreement; provided further, nothing herein shall relieve any party hereto of any liability for any breach of this Agreement prior to such termination.

4.            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a)            Except for matters or transactions disclosed on a Schedule 13D filed by the Stockholder with respect to the Covered Shares prior to the date hereof, which matters or transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by the Stockholder of the transactions contemplated by this Agreement, the Stockholder is a beneficial owner and the only record owner of, and has good, valid and marketable title to, the Covered Shares, free and clear of Encumbrances other than as created by this Agreement or any other agreement entered into between the Stockholder and Parent. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Paired Common Shares (or any securities convertible into or exchangeable or exercisable for Paired Common Shares) or any interest therein.

(b)            Except, in each case, for matters or transactions disclosed on a Schedule 13D filed by the Stockholder with respect to the Covered Shares prior to the date hereof, which matters or transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by the Stockholder of the transactions contemplated by this Agreement, the Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or arrangement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy, power of attorney or other authorization or consent with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)            The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(d)            Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement.

(e)            The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any obligations under or the creation of a Encumbrance on any of the properties, rights or assets (including the Covered Shares) of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f)             As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares or the validity of this Agreement, or that could reasonably be expected to prevent or materially delay the Stockholder’s ability to perform its obligations hereunder.

(g)            The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

5.            Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder covenants and agrees as follows:

(a)            Transfer of the Covered Shares. The Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign, gift-over or otherwise dispose of (including by sale, merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”) or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this Section 5 with respect to the Stockholder’s Covered Shares shall be null and void.

(b)            Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Mergers that Stockholder may have and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of any class in, any class action with respect to any action or claim, derivative or otherwise, against Parent, the Company, Hospitality or any other Paired Entities Subsidiaries or affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Mergers) or (B) alleging a breach of any fiduciary duty of the Company Board or the Hospitality Board in connection with the Merger Agreement or the transactions contemplated thereby.

6.            Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7.            Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s or Hospitality’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like between the date of this Agreement and the Effective Time, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto and the Third Party Beneficiaries.

9.            Waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced and the Third Party Beneficiaries. The failure or delay of a party or any of the Third Party Beneficiaries to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by hand, by prepaid overnight carrier or by electronic mail to the parties hereto at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

if to the Stockholder, to it at:

SAR Public Holdings, L.L.C.

c/o Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06830

Attention:           Ellis Rinaldi

Email:                  rinaldi@starwood.com

with a copy to the Company and Hospitality:

Extended Stay America, Inc.

ESH Hospitality, Inc.

11525 N. Community House Road, Suite 100

Charlotte, NC 28277

Attention:          General Counsel and Corporate Secretary

Email:                 cdekle@extendedstay.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:      Michael P. Brueck, P.C.
Joshua N. Korff, P.C.
Scott A. Berger, P.C.

Email:              michael.brueck@kirkland.com
joshua.korff@kirkland.com
scott.berger@kirkland.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:      Philip Richter
Warren S. de Wied

Email:              philip.richter@friedfrank.com
warren.de.wied@friedfrank.com

if to the Parent, to it at:

Eagle Parent Holdings L.P.

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attn:       Head, U.S. Asset Management; General Counsel

Tyler Henritze

Email:      realestatenotices@blackstone.com
henritze@blackstone.com

with a copy to the Company and Hospitality:

Extended Stay America, Inc.

ESH Hospitality, Inc.

11525 N. Community House Road, Suite 100

Charlotte, NC 28277

Attention:      General Counsel and Corporate Secretary

Email:              cdekle@extendedstay.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:      Brian M. Stadler
Sasan Mehrara
Matthew B. Rogers

Email:              bstadler@stblaw.com
smehrara@stblaw.com
mrogers@stblaw.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:      Philip Richter
Warren S. de Wied

Email:              philip.richter@friedfrank.com
warren.de.wied@friedfrank.com

Each such notice and communication shall be deemed to have been duly given or made (a) if delivered by hand, when such delivery is made at the address specified in this Section 10, (b) if delivered by overnight courier service, the next Business Day after it is sent to the addresses specified in this Section 10, or (c) if delivered by electronic mail, on the date of sending (or if sent after 5:00 p.m. (New York City time) on the next day) if no automated notice of delivery failure is received by the sender.

11.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

12.          Entire Agreement. This Agreement, together with an Interim Investors Agreement dated as of the date hereof, by and among Parent, Blackstone Real Estate Partners IX L.P., a Delaware limited partnership, the Stockholder and an affiliate of the Stockholder party thereto (the “Interim Investors Agreement”) and the Cash/Rollover Commitment Letter (as defined in the Interim Investors Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. Each of the parties hereto hereby acknowledges and agrees, on behalf of itself, its affiliates and each of their respective Representatives, that, in connection with such party’s entry into this Agreement, neither such party nor any of its affiliates or any of their respective Representatives has relied on any representations or warranties except for the representations and warranties of the Stockholder expressly set forth in Section 4 of this Agreement.

13.          No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any suit, claim, action, investigation or proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto; provided, however, that each of the Company and Hospitality (the “Third Party Beneficiaries”) is an express intended third party beneficiary of this Agreement entitled to enforce the provisions of this Agreement as if it were a party hereto.

14.          Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)         All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery in the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such litigation in the manner provided in Section 10 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

(b)         Each party acknowledges and agrees      that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14(b).

15.          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, without the prior written consent of each of the other parties hereto, and any attempted or purported assignment or delegation in violation of this Section 15 shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns in accordance with and subject to the terms of this Agreement.

16.          Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto and the Third Party Beneficiaries shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party or either of the Third Party Beneficiaries has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

17.          Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

18.          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

19.          Interpretation and Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or is favoring any party by virtue of the authorship of any provision of this Agreement. The words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All references in this Agreement to Sections shall refer to sections of this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” The word “day” means calendar day, and any reference to a number of days shall refer to calendar days (unless Business Days are specified). When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” means U.S. dollars. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires. Except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof and only to the extent made available as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

EAGLE PARENT HOLDINGS L.P.

By: Eagle Parent GP, LLC, its general partner

By:	/s/ Scott Trebilco
Name:	Scott Trebilco
Title:	Managing Director and Vice President

By:	/s/ Akshay Goyal
Name:	Akshay Goyal
Title:	Senior Vice President

[Signature Page to Support Agreement]

SAR PUBLIC HOLDINGS, L.L.C.

By: SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Institutional SAR Holdings, L.P., its members

By: Starwood XI Management Holdings GP, L.L.C., their general partner

By:	/s/ Akshay Goyal
Name:	Akshay Goyal
Title:	Senior Vice President

[Signature Page to Support Agreement]